EXHIBIT 10.6


                              EMPLOYMENT AGREEMENT


             AGREEMENT, dated as of October 1, 1998, between PETER HORN (hereinafter called "Horn") and VICON INDUSTRIES, INC., a New York corporation, having its principal place of business at 89 Arkay Drive, Hauppauge, New York 11788 (hereinafter called the "Company").
             WHEREAS, Horn has previously been employed by the Company, and WHEREAS, the Company and Horn mutually desire to assure the continuation  of Horn's services to the Company,
             NOW, THEREFORE, in consideration of the premises and the mutual covenants herein set forth, the parties covenant and agree as follows:
             1. Employment. The Company shall employ Horn as its Vice President of Quality Assurance and Compliance throughout the term of this Agreement, and Horn hereby accepts such employment.
             2. Term. The term of this Agreement shall commence as of the date of this Agreement and end on September 30, 2000.
             3.   Compensation.
                  A. The Company shall pay Horn a base salary of $125,000 per annum, subject to periodic adjustment as determined by the President of the Company with Board of Directors approval, but in any event shall not be less than the base salary so indicated. Beginning October 1, 1999 to the end of this agreement, the base salary shall be adjusted upward by an amount at least equal to the Consumer Price Index - All Urban Consumers factor for the previous twelve months.

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                  B.  Horn's base salary shall be payable monthly or bi-weekly.
                  C. Horn shall also be entitled to participate in any pension, profit sharing, life insurance, medical, dental, hospital, disability or other benefit plans as may from time to time be available to officers of the Company, subject to the general eligibility requirements of such plans.
              4. Covenant not to Compete. Horn agrees that during the term of this Agreement and for a period thereafter equal to the length of severance as calculated in paragraph 5A, he shall not directly or indirectly within the United States or Europe engage in, or enter the employment of or render any services to any other entity engaged in, any business of a similar nature to or in competition with the Company's business of designing, manufacturing, and selling security equipment and protection devices anywhere in the United States and Europe. Horn further acknowledges that the services to be rendered under this Agreement by him are special, unique, and of extraordinary character and that a material breach by him of this section will cause the Company to suffer irreparable damage; and Horn agrees that in addition to any other remedy, this section shall be enforceable by negative or affirmative preliminary or permanent injunction in any Court of competent jurisdiction. Horn acknowledges that he may only be released from this covenant if the Company materially breech's this agreement or provides to Horn a written release of this provision.

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     5.      Severance Payment on Certain Terminations.
             A. If either this Agreement expires, or the Company terminates Horn's employment under this Agreement for reasons other than "Gross Misconduct", then Horn, at his option, may elect to receive severance payments, without reduction for any offset or mitigation, in an amount equal to (a) one-twelfth Horn's annual base salary at the time of such termination multiplied by (b) the number of full years of Horn's employment by the Company up to a maximum of 24 years.
             B. "Gross Misconduct" shall mean (a) a wilful, substantial and unjustifiable refusal or inability due to drug or alcohol impairment to perform substantially the duties and services required of his position; (b) fraud, misappropriation or embezzlement involving the Company or its assets; or (c) conviction of a felony involving moral turpitude.
             Horn's option to elect to receive severance payments may be exercised only by written notice delivered to the Company within 90 days following the date on which Horn's receives actual notice of termination or this Agreement expires, as the case may be.
             In the event of an election under this section, payment of such severance shall be in lieu of any other obligation of the Company for severance payment or other post-termination compensation under this Agreement if any.
             The severance amount shall be paid in equal monthly payments over a 12 month period.



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         6.    Termination Payment on Change of Control.
               A. Notwithstanding any other provision of this Agreement, if a "Change of Control" occurs without the prior written consent of the Board of Directors, Horn, at his option, may elect to terminate his obligations under this Agreement and to receive a termination payment, without reduction for any offset or mitigation, in an amount equal to three times his average annual base salary for the five years preceding the Change of Control, in either lump sum or extended payments over three years as Horn shall elect.
               B.  A "Change of Control"  shall be deemed to have  occurred if
(i) any entity shall directly or indirectly acquire beneficial ownership of 20%, or more of the outstanding shares of capital stock of the Company or (ii) a majority of the members of the Board of Directors of the Company or any successor by merger or assignment of assets or otherwise, shall be persons other than Directors on the date of this Agreement.
               C. Horn's option to elect to terminate his obligations and to receive a termination payment and to elect to receive a lump sum or extended payments may be exercised only by written notice delivered to the Company within 90 days following the date on which Horn receives actual notice of Change of Control.
         7. Death or Disability. The Company may terminate this Agreement at its sole option and determination if during the term of this Agreement (a) Horn dies or (b) Horn becomes so disabled for a period of six months that he is substantially unable to perform his duties under this Agreement for such period.

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         8. Arbitration. Any controversy or claim arising out of, or relating to this Agreement, or the breach thereof, shall be settled by arbitration in the City of New York in accordance with the rules of the American Arbitration then in effect, and judgement upon the award rendered be entered and enforced in any court having jurisdiction thereof.
     9.  Miscellaneous.
         A. Except for stock options previously granted, this Agreement contains the entire agreement between the parties and supersedes all prior agreements by the parties relating to payments by the Company upon involuntary employment termination with or without cause, however, it does not restrict or limit such other benefits as the President or Board of Directors may determine to provide or make available to Horn.
         B. This agreement may not be waived, changed, modified or discharged orally, but only by agreement in writing, signed by the party against whom enforcement of any waiver, change, modification, or discharge is sought.
         C. This Agreement shall be governed by the laws of New York applicable to contracts between New York residents and made and to be entirely performed in New York.
         D. If any part of this Agreement is held to be unenforceable by any court of competent jurisdiction, the remaining provisions of this Agreement shall continue in full force and effect.

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          E.  This  Agreement  shall  inure to the  benefit  of,  and be binding upon, the Company, its successor, and assigns.
         IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement.

                                          VICON INDUSTRIES, INC.


                                         By
Peter Horn                                 Kenneth M. Darby
Vice President - Compliance                President
 and Quality Assurance                     Vicon Industries, Inc.

Date:                                    Date:






























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